Exhibit 99.1

                     FIRST LITCHFIELD FINANCIAL CORPORATION
                 13 North Street, Litchfield, Connecticut 06759


News Release
For Immediate Release

       First Litchfield Financial Corporation Announces Six-Month Earnings

Litchfield, Connecticut, August 1, 2008--First Litchfield Financial Corporation (trading symbol: FLFL.OB) (the "Company"), the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the three (3) months and six (6) months ended June 30, 2008.

Net income for the Company for the six months ended June 30, 2008 totaled $1,115,000, representing an increase of $130,000, or 13% from earnings of $985,000 for the same period in 2007. Basic and diluted net income per share for the six-month period ended June 30, 2008, was $.47 per share, as compared with $.42 basic and diluted net income per share, for the same period in 2007.

Earnings for the second quarter of 2008 totaled $616,000, which is an increase of 6% from second quarter 2007 earnings of $582,000. Quarterly basic and diluted net income per share for 2008 were $.26 per share, compared to $.25 per basic and diluted share for the same period in 2007.

Net interest income for the second quarter of 2008 increased $411,000, or 12.4% from the second quarter of 2007. The tax equivalent net interest margin improved from 3.02% in the second quarter of 2007 to 3.10% for the second quarter of 2008. The increase in the net interest income was due to increased income attributable to higher levels of earning assets. Average earning assets for the second quarter of 2008 totaled $506 million, an overall increase of $49 million from the second quarter of 2007. Average loans and leases increased by $31 million, or 10.0%, while average investments increased by $16 million, or 10.8%. The increase in earning assets came from organic growth in commercial leasing and lending as well as increases in the securities portfolio.

Net interest income for the first six months of 2008 totaled $7,290,000, which was an increase of $806,000, or 12.4% from the same period in 2007. Similar to second quarter results, both the increase in the volume of earning assets as well as increased net interest margin contributed to the improvement in net interest income. The net interest margin (net interest income divided by average earning assets) was 3.08% for the six-month period ended June 30, 2008 which was an increase of 14 basis points from the margin of 2.94% for the six months ended June 30, 2007. These results are reflective of the Bank's ability to decrease funding costs to a greater degree than the decrease in the return on earning assets. Average earning assets for the first six months of 2008 totaled $496 million which was $35 million, or 7.6% above average assets for the first six months of 2007. Growth during the first six months of 2008 was in commercial loans and in lease receivables which were up $6.3 million and $7.0 million, respectively, since year-end 2007.

President and CEO, Joseph J. Greco stated, "I am pleased with the growth in earnings in this challenging economic environment. Our balance sheet remains strong. Our lending practices are conservative and we follow prudent lending standards that are thoroughly examined by Federal regulators to ensure performance, soundness and risk management."

As of June 30, 2008, deposits totaled $344.8 million which was an increase of $9.1 million over the year-end level. Growth was primarily in time certificates of deposits which increased by $8.7 million over the year end balance. This increase is attributed to the consumer's preference towards the safety of FDIC-insured deposits and continued market penetration due to the Bank's branch expansion within the last two years.

The Bank increased its provision for loan and lease losses during the second quarter and for the first six months of 2008. The provision for the second quarter of 2008 totaled $137,000 as compared to the second quarter of 2007 where no provision was recorded. On a year-to-date basis, the provision totaled $212,000, which was an increase of $107,000 over the six-month provision through June 30, 2007. The increase in 2008 was reflects of the growth in the loan and lease portfolio and the potential effect of economic uncertainty on the quality of the Bank's loan and lease portfolio.

Year-to-date noninterest income for the quarter and six months ended June 30, 2008 totaled $934,000 and $1,790,000, respectively, and were up 13.0% and 10.4%, respectively, over the same periods in 2007. In both comparisons, increased noninterest income resulted from higher levels of banking service charges, such as overdraft and ATM fees, loan fees, cash management income and bank-owned life insurance.

Second quarter and six-month noninterest expense for the periods ended June 30, 2008 totaled $3,824,000, and $7,623,000, respectively and represented an increases of 10.8% and 10.3%, respectively compared to similar periods in 2007. Increases in noninterest expenses resulted from staffing, occupancy, advertising, exam, audit and consulting fees. Increased salary and benefits expenses were due to additional compliance personnel and an increased emphasis on commercial and small business development. Costs for exam and audit fees increased due to costs for regulatory reporting, compliance and internal audit. The increase in advertising is due primarily to the Bank's image campaign as well as product and publicity promotions.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating nine full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and two in Torrington, Connecticut. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle-market equipment leasing/financing, to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
  Joseph J. Greco, President and CEO
  (860) 567-6438


                        (selected financial data follows)

                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                            June 30,
                                                   2008                2007

Total Assets                                 $ 544,630,000       $ 489,919,000
Loans, net                                     337,242,000         308,156,000
Investments                                    152,223,000         136,049,000
Deposits                                       344,758,000         333,289,000
Borrowings                                     169,436,000         124,632,000
Stockholders' equity                            25,362,000          25,775,000

Book value per share                                 10.75               10.87
Tangible book value per share                        10.75               10.87
Leverage ratio                                        7.34%               8.03%
Shares outstanding                               2,360,283           2,371,685

                                                      For the Three Months
                                                         Ended June 30,
                                                   2008                2007
Operating results:
Net interest income                          $   3,712,000       $   3,301,000
Securities gains, net                               21,000                   0
Total noninterest income                           934,000             827,000
Loan loss provision                                137,000                   0
Total noninterest expense                        3,824,000           3,452,000
Income before tax                                  685,000             676,000
Income tax expense                                  69,000              94,000
Net income                                         616,000             582,000

Earnings per share (basic)                             .26                 .25
Return on average assets                               .46%                .48%
Return on average equity                              8.99%               8.89%

                                                      For the Six Months
                                                        Ended June 30,
                                                   2008                2007
Operating results:
Net interest income                          $   7,290,000       $   6,483,000
Securities gains (losses), net                      33,000             (14,000)
Total noninterest income                         1,790,000           1,621,000
Loan loss provision                                212,000             105,000
Total noninterest expense                        7,623,000           6,909,000
Income before tax                                1,245,000           1,091,000
Income tax expense                                 130,000             106,000
Net income                                       1,115,000             985,000

Earnings per share (basic)                             .47                 .42
Return on average assets                               .42%                .40%
Return on average equity                              7.93%               7.36%


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